Exhibit 16.2

                             Richard M. Prinzi, Jr.
                           Certified Public Accountant
                                 8403 7th Avenue
                            Brooklyn, New York 11228
                                 (718) 748-2300

October 7, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Item 4, Form 8-K filed by Amici Ventures, Inc. ("the Company") on September 29, 2004, File No. 333-60958

Gentleman:

      Reference is hereby made to your letter of October 1, 2004 to Amici Ventures, Inc. commenting on the Item 4, Form 8-K Filed by Amici Ventures, Inc. on September 29, 2004, File No. 333-60958. This letter supplements my prior letter to you of September 24, 2004.

      As previously stated, I was the principal accountant for Amici Ventures, Inc. and its subsidiary (collectively the "Company") and on February 13, 2003 I reported on the financial statements of the Company for the six months ended December 31, 2002. From that date through March of 2004, I was not approached by the Company to provide any financial audit and/or review services.

      In March of 2004, the Company approached me for the purpose of retaining the services of my firm in connection with the audit of the Company's financial statements for the year ended June 30, 2003 as well as the review of the unaudited financial statements for the periods ended March 31, 2003, September 30, 2003 and December 31, 2003. I informed the Company's chief financial officer that I was in the process of completing our registration with the PCAOB and could not accept the engagement until the registration was completed. Subsequently, in early May of 2004 I informed the Company that I had decided to no longer provide audit services to any SEC regulated clients and that accordingly, I would not be able to accept the proposed engagement.

I reconfirm that I have not had any disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

Very truly yours,


/s/ Richard M. Prinzi, Jr. CPA
Richard M. Prinzi, Jr. CPA
Brooklyn, New York